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                                                                       EXHIBIT 5

(214) 953-0053

                               February 11, 1997

Spinnaker Industries, Inc.
600 N. Pearl Street
Suite 2150
Dallas, Texas 75201

Gentlemen:

    We have served as counsel for Spinnaker Industries, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Stockholders of a maximum of 171,428 shares (the "Class A Shares") of Class A Common Stock, no par value, of the Company and 171,428 shares (the "Common Shares") of Common Stock, no par value, of the Company.

    With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that:

        1. The Class A Shares, when sold and delivered, will be duly and validly issued and outstanding and fully paid and nonassessable.

        2. The Common Shares, when sold and delivered, will be duly and validly issued and outstanding and fully paid and nonassessable.

    We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

                                          Very truly yours,
                                          CROUCH & HALLETT, L.L.P.